Exhibit 10.6(c)

               Second Amendment to BPIA Agreement

This Second Amendment to BPIA Agreement (the "Amendment") is entered into as of January 1, 1999, by and between Bedford Property Investors, Inc., a Maryland corporation (the "Company") and Bedford Acquisitions, Inc. (formerly known as Westminster Holdings, Inc.), a California corporation ("BPIA") with reference to the following facts.

                            RECITALS

     A. Company and BPIA entered into that certain BPIA Agreement dated as of January 1, 1995, as amended by the Amendment to BPIA Agreement dated as of January 1, 1997 (collectively the "Agreement") under the terms of which BPIA performs certain services for Company.

     B. Company and BPIA desire to amend the Agreement to expand the scope of services provided to Company by BPIA and to extend the term thereof for an additional year.

                           AMENDMENT

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

1. Section 1 of the Agreement is deleted in its entirety and replace with the following:

"Term of Contract.  This Agreement will expire on December
31, 1999. Unless either party has given notice to the other party of its intention to terminate the Agreement by October 31, 1999, the Agreement will continue through December 31, 2000.
The Company shall have the further right to terminate this Agreement upon sixty (60) days prior notice at any time, subject to the payment of BPIA's fees as contemplated in Section 3 of this Agreement."

2. Section 2 of the Agreement is deleted in its entirety and replaced with the following:

"2.     Services.  During the term of this Agreement, BPIA shall
engage solely and exclusively in the provision of services to the Company with respect to the Company's development, acquisition, disposition and financing activities (the
"Services") including, without limitation, the following:

        "(a) Development. BPIA shall assist the Company in the development of real property owned by Company ("Development") by, among other things, planning development projects for Company properties, preparing investment analyses in connection with potential Developments, preparing and submitting to the Company's Board of Directors term sheets with respect to potential Developments, retaining architects and other design professionals in connection with approved Developments, hiring and supervising contractors for the construction of approved Developments, marketing and leasing Developments and generally providing such additional services with respect to Developments as Company shall request, subject to the constraints of BPIA's staff, approved budgets and expertise.

        "(b) Acquisitions and Dispositions. BPIA shall assist the Company in the acquisition or disposition of real property owned by Company ("Acquisitions" and "Dispositions" respectively) by, among other things, locating and identifying potential acquisition properties, identifying Company properties for sale, negotiating property purchase and sale agreements, preparing investment analyses in connection with potential Acquisitions or Dispositions, conducting and supervising the Company's due diligence activities in connection with potential Acquisitions or Dispositions, preparing and submitting to the Company's Board of Directors term sheets with respect to potential Acquisitions or Dispositions, and generally providing such additional services with respect to Acquisitions or Dispositions as Company shall request, subject to the constraints of BPIA's staff, approved budgets and expertise.

        "(c) Financing. BPIA shall assist the Company in obtaining debt financing ("Financing") for the Company by, among other things, locating sources of Financing, negotiating term sheets for Financing, assisting in the negotiation and drafting of any documents necessary or appropriate to complete the Financing and generally providing such additional services with respect to the Financing as the Company shall request, subject to the constraints of BPIA's staff, approved budgets and expertise.

        "(d) Discretion of the Company. All of the foregoing Services shall be conducted subject to the Company's right to determine at any time and for any reason whatsoever to commence, cease or modify any Financing, Acquisition or Disposition activity. Notwithstanding the following provisions regarding BPIA's compensation, the Company shall retain sole and absolute discretion as to whether and when to conduct or consummate any Financing, Acquisition or Disposition and whether and when to perform any contractual undertaking with a third party entered into as part of a Financing, Acquisition or Disposition activity.

        "(e) Authority. BPIA shall have no authority to execute on behalf of the Company any agreement, term sheet or other undertaking or to represent to any third party that BPIA has the authority to enter into any agreement, written or oral, which would bind the Company."

3. The first sentence of Section 3 of the Agreement is deleted in its entirety and replaced with the following:

For the Services rendered under this Agreement, the Company shall pay to BPIA a fee of (A) one and one-half percent (1 1/2%) of the gross amount of any Financing, deducting therefrom the amount of any commissions or fees paid by BPI to any third party broker in connection with the financing, or the aggregate purchase or sales price with respect to any Acquisition or Disposition and (B) five percent (5%) of the total design, construction and soft cost with respect to any Development. In no event shall the fees paid to BPIA exceed an amount equal to
(X) the aggregate amount of Approved Expenses (as defined in Section 4 below) funded by BPIA through the time of such Acquisition or Development minus (Y) the aggregate amount of fees (including fees attributable to Approved Expenses) previously paid to BPIA under this Agreement. The fees on account of Acquisitions, Dispositions or Financing shall be paid simultaneously with the closing of each Acquisition, Disposition or Financing. The fees on account of Development shall be paid in the month following the month of expenditure of sums in connection with approved Developments.

4. The words "Development or Acquisition" in the second sentence of Section 3 of the Agreement is replaced with the word
"Development, Acquisition or Financing."

6. The word "Development or Acquisition" in Section 3 (c) of the Agreement is replaced with the word "Development, Acquisition or Financing."

7. The word "Development or Acquisition" in Section 4 (f) of the Agreement is replaced with the word "Development, Acquisition or Financing."

8. The word "Development or Acquisition" in Section 5 (b) of the Agreement is replaced with the word "Development, Acquisition or Financing."

9. Except as expressly amended hereby, the terms and conditions of the Agreement are hereby ratified and the Agreement is in full force and effect.

10. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, executors, and assigns.

11. Terms not otherwise defined herein and which are defined in the Agreement shall have the meanings given to them in the Agreement.

        In Witness Whereof, the parties hereto have executed and delivered this Amendment as of the day and year first above written.


"Company"

Bedford Property Investors, Inc.,
a Maryland corporation


By:
________________________________
       James R. Moore
       Executive Vice President

"BPIA"

Bedford Acquisitions, Inc., a
California corporation


By:
______________________________
       Peter B. Bedford
       President